                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ___ )*


                     Manufactured Home Communities, Inc.
-------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                         Common Stock, par value $.01
-------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                                 564682 10 2
-------------------------------------------------------------------------------
                                (CUSIP NUMBER)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 2 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Samuel Zell
       ###-##-####
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER

                             91,070
                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             919,848
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH
                             91,070

                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             919,848
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,010,918

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.0% (3.7% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 3 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Samuel Zell Revocable Trust u/t/a 1/17/90
       ###-##-####
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             919,848
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             919,848
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       919,848

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.6% (3.4% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       OO
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 4 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Samstock/SZRT, L.L.C.
       ###-##-####
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             307,774
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             307,774
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       307,774

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.2% (1.1% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       OO
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 5 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Samstock/ZGPI, L.L.C.
       36-3716786
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             6,003
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             6,003
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,003

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .02% (.02% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       OO
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 6 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Samstock, L.L.C.
       36-4156890
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             601,665
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             601,665
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       601,665

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.4% (2.2% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       OO
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 7 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Samstock / ZFT, L.L.C.
       36-3022976
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             187,278
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             187,278
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       187,278

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .7% (.7% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 8 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       EGI Holdings, Inc.
       36-4175553
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             579,873
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             579,873
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       579,873

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.3% (2.1% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 9 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       EGIL Investments, Inc.
       36-4175555
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             579,873
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             579,873
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       579,873

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.3% (2.1% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 10 of 28

-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ann Lurie
       ###-##-####
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             1,745,388
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             1,745,388
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,745,388

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.6% (6.4% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 11 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ann Lurie Revocable Trust u/t/a 12/22/89
       ###-##-####
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER
  NUMBER OF
   SHARES                    346,512
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             346,512
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       346,512

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.4% (1.3% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       OO
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 12 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Anda Partnership
       88-0132846
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Nevada
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             233,694
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             233,694
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       233,694

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .9% (.9% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 13 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       LFT Partnership
       36-6527526
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             5,436
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             5,436
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,436

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       .02% (.02% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 14 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sheli Z. Rosenberg
       ###-##-####
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER

                             86,217
                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             1,948,689
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH
                             86,217

                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             1,948,689
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,034,906

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.6% (7.5% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 15 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Mark Slezak
       ###-##-####
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER


                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             1,393,440
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH


                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             1,393,440
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,393,440

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.3% (5.1% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

-----------------------                                   ---------------------
CUSIP No.  564682 10 2                   13G               Page 16 of 28
-----------------------                                   ---------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Arthur A. Greenberg
       ###-##-####
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
-------------------------------------------------------------------------------
                   5       SOLE VOTING POWER

                             57,980
                ---------------------------------------------------------------
                   6       SHARED VOTING POWER

                             1,761,411
  NUMBER OF
   SHARES
 BENEFICIALLY
   OWNED BY     ---------------------------------------------------------------
EACH REPORTING     7       SOLE DISPOSITIVE POWER
 PERSON WITH
                             57,980

                ---------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER

                             1,761,411
                ---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,819,391

-------------------------------------------------------------------------------
10   CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.8% (6.7% assuming conversion of all Reporting Persons' derivative securities)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                     MANUFACTURED HOME COMMUNITIES, INC.
                         COMMON STOCK, PAR VALUE $.01
                          CUSIP NUMBER 564682  10  2



ITEM 1(A).  NAME OF ISSUER

            The Issuer is Manufactured Home Communities, Inc., a Maryland corporation.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            The Issuer's principal executive office is:
            Two North Riverside Plaza
            Suite 800
            Chicago, Illinois  60606

ITEM 2(A).  NAME OF PERSON FILING

            The following persons and entities are filing this Schedule 13G:

            Samuel Zell
            Samuel Zell Revocable Trust u/t/a  1/17/90
            Samstock/SZRT, L.L.C., a Delaware limited liability company
            Samstock/ZGPI, L.L.C., a Delaware limited liability company
            Samstock, L.L.C., a Delaware limited liability company
            Samstock/ZFT, L.L.C., a Delaware limited liability company
            EGI Holdings, Inc., an Illinois corporation
            EGIL Investments, Inc., an Illinois corporation
            Ann Lurie
            Ann Lurie Revocable Trust u/t/a  12/22/89
            Anda Partnership, a Nevada general partnership
            LFT Partnership, an Illinois general partnership
            Sheli Z. Rosenberg
            Mark Slezak
            Arthur A. Greenberg

            The above persons and entities are each a "Reporting Person" and collectively are the "Reporting Persons."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            The address for each Reporting Person is:
            Two North Riverside Plaza
            Chicago, Illinois  60606


ITEM 2(C).  CITIZENSHIP

            The Reporting Persons' state of organization or citizenship is as follows:

            Samuel Zell                                           USA
            Samuel Zell Revocable Trust u/t/a  1/17/90            Illinois
            Samstock/SZRT, L.L.C.                                 Delaware
            Samstock/ZGPI, L.L.C.                                 Delaware
            Samstock, L.L.C.                                      Delaware
            Samstock/ZFT, L.L.C.                                  Delaware
            EGI Holdings, Inc.                                    Illinois
            EGIL Investments, Inc.                                Illinois
            Ann Lurie                                             USA
            Ann Lurie Revocable Trust u/t/a  12/22/89             Illinois
            Anda Partnership                                      Nevada
            LFT Partnership                                       Illinois
            Sheli Z. Rosenberg                                    USA
            Mark Slezak                                           USA
            Arthur A. Greenberg                                   USA


ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Securities reported herein are common stock, par value $.01
            ("Common Stock")


ITEM 2(E).  CUSIP NUMBER

            CUSIP Number is 564682  10  2


ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
            CHECK WHETHER THE PERSON FILING IS A

            Not applicable.


ITEM 4.     OWNERSHIP

            The Issuer is the sole general partner of MHC Operating Limited
            Partnership, an Illinois limited partnership (the "Operating
            Partnership"). Certain of the Reporting Persons:  Samstock/SZRT,
            L.L.C.; Samstock, L.L.C.; Samstock/ZFT, L.L.C.; EGI Holdings, Inc.;
            EGIL Investments, Inc.; Anda Partnership; LFT Partnership; Sheli Z.
            Rosenberg; and Arthur A. Greenberg are limited partners of the Operating Partnership. Each limited partner of the Operating
            Partnership unit ("OP Units") is exchangeable, at the holder's option, on a one-for-one basis into a share of Common Stock. Amounts reported herein for each Reporting Person assume (i) the exchange of such Reporting Person's OP Units for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable; and (ii) the exchange of all Reporting Persons' OP Units for shares of Common Stock and the exercise of all Reporting Persons' options to purchase Common Stock beneficially owned by the Reporting Persons.

                  Collectively, the Reporting Persons own 3,087,781 shares of Common Stock, or 11.4%, of the issued and outstanding shares of Common Stock (assuming the conversion of all OP Units and the exercise of all options to purchase shares of Common Stock beneficially owned by the Reporting Persons).

                  Samuel Zell has the sole power to vote and to direct the vote and the sole power to dispose and to direct the disposition of 91,070 shares of Common Stock (assuming the exercise of options to purchase 89,999 shares of Common Stock).

                  Sheli Z. Rosenberg has the sole power to vote or to direct the vote and the sole power to dispose and to direct the disposition of 86,217 shares of Common Stock (assuming the exchange of 11,530 OP Units and the exercise of options to purchase 60,667 shares of Common Stock).

                  Arthur A. Greenberg has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 57,980 shares of Common Stock (assuming the exchange of 8,314 OP Units and the exercise of options to purchase 49,666 shares of Common Stock).


     Messrs. Zell, Greenberg and Slezak; Mses. Lurie and Rosenberg and the Samuel Zell Revocable Trust u/t/a 1/17/90 share the power to vote or to direct the vote and share the power to dispose or to direct the disposition of the shares of Common Stock with each of the Reporting Persons as shown in the following table:

                                                                    SHARED POWER WITH SUCH REPORTING PERSON
                                           --------------------------------------------------------------------------------------
                                Total
                             Beneficially
                                Owned                                         Sheli Z.                            Arthur A.
Reporting Person ("RP")       by such RP    Samuel Zell      Ann Lurie        Rosenberg       Mark Slezak         Greenberg
-----------------------      ------------  --------------  --------------  ---------------  ---------------  --------------------
Samuel Zell Revocable Trust         4,406           4,406               0                0                0                     0
Samstock/SZRT, L.L.C.             307,774(1)      307,774               0                0                0                     0
Samstock/ZGPI, L.L.C.               6,003           6,003               0                0                0                     0
Samstock, L.L.C.                  601,665(2)      601,665               0          601,665                0               601,665
Samstock/ZFT, L.L.C.              187,278(2)            0               0          187,278                0                     0
EGI Holdings, Inc.                579,873(2)            0         579,873          579,873          579,873               579,873
EGIL Investments, Inc.            579,873(2)            0         579,873          579,873          579,873               579,873
Ann Lurie Revocable Trust         346,512               0         346,512                0                0                     0
Anda Partnership                  233,694(2)            0         233,694                0          233,694                     0
LFT Partnership                     5,436(2)            0           5,436                0                0                     0
                             ------------  --------------  --------------  ---------------  ---------------  --------------------
TOTAL - SHARED VOTES:           2,852,514         919,848       1,745,388        1,948,689        1,393,440             1,761,411
                             ------------  --------------  --------------  ---------------  ---------------  --------------------



                                       SHARED POWER WITH SUCH REPORTING PERSON
                                     -------------------------------------------

                                                 Samuel Zell
Reporting Person ("RP")                        Revocable Trust
-----------------------                        ---------------
Samuel Zell Revocable Trust                              4,406
Samstock/SZRT, L.L.C.                                  307,774
Samstock/ZGPI, L.L.C.                                    6,003
Samstock, L.L.C.                                       601,665
Samstock/ZFT, L.L.C.                                         0
EGI Holdings, Inc.                                           0
EGIL Investments, Inc.                                       0
Ann Lurie Revocable Trust                                    0
Anda Partnership                                             0
LFT Partnership                                              0
                                               ---------------
TOTAL - SHARED VOTES:                                  919,848
                                               ---------------



                                                              SOLE POWER WITH RESPECT TO COMMON STOCK
                             ----------------------------------------------------------------------------------------------------
                                                                              Sheli Z.                            Arthur A.
                                            Samuel Zell      Ann Lurie        Rosenberg       Mark Slezak         Greenberg
                                           --------------  --------------  ---------------  ---------------  --------------------
Samuel Zell                        91,070          91,070               0                0                0                     0
Ann Lurie                               0               0               0                0                0                     0
Sheli Z. Rosenberg                 86,217               0               0           86,217                0                     0
Mark Slezak                             0               0               0                0                0                     0
Arthur A. Greenberg                57,980               0               0                0                0                57,980
                             ------------  --------------  --------------  ---------------  ---------------  --------------------
TOTAL - SOLE VOTES:               235,267          91,070               0           86,217                0                57,980
                             ------------  --------------  --------------  ---------------  ---------------  --------------------
TOTAL - SHARED AND              3,087,781       1,018,918       1,745,388        2,034,906        1,393,440             1,813,724
                             ============  ==============  ==============  ===============  ===============  ====================
SOLE VOTES:
                                     11.4%            3.7%            6.4%             7.5%             5.1%                  6.7%




                                     SOLE POWER WITH RESPECT TO COMMON STOCK
                                  ---------------------------------------------
                                                 Samuel Zell
                                               Revocable Trust
                                               ---------------
Samuel Zell                                                  0
Ann Lurie                                                    0
Sheli Z. Rosenberg                                           0
Mark Slezak                                                  0
Arthur A. Greenberg                                          0
                                               ---------------
TOTAL - SOLE VOTES:                                          0
                                               ---------------
TOTAL - SHARED AND                                     919,848
                                               ===============
SOLE VOTES:
                                                           3.4%

(1) Includes 13,641 OP Units which are exchangeable at the holder's option on a one-for-one basis into shares of Common Stock.

(2)  Represents OP Units.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.


ITEM 10.  CERTIFICATE

          Not applicable.

                                  SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 17, 1998


                                    SAMUEL ZELL REVOCABLE TRUST, U/T/A
                                    1/17/90


                                    By:  /s/ Samuel Zell
                                        ---------------------------
                                        Trustee

                                    SAMSTOCK, L.L.C., A DELAWARE LIMITED
                                    LIABILITY COMPANY

                                    By:  /s/ Sheli Z. Rosenberg
                                        ---------------------------
                                        Its:   Vice President


                                    SAMSTOCK/SZRT, L.L.C., A DELAWARE LIMITED
                                    LIABILITY


                                    By:  /s/  Sheli Z. Rosenberg
                                        ---------------------------
                                        Its:   Vice President



                                    SAMSTOCK/ZGPI, L.L.C., A DELAWARE LIMITED
                                    LIABILITY



                                    By:  /s/ Sheli Z. Rosenberg
                                        ---------------------------
                                        Its:   Vice President

                                SAMSTOCK/ZFT, L.L.C., A DELAWARE LIMITED
                                LIABILITY


                                By:  /s/ Sheli Z. Rosenberg
                                   -------------------------------------------
                                   Its:   Vice President




                                EGI HOLDINGS, INC., AN ILLINOIS CORPORATION


                                By:  /s/ Sheli Z. Rosenberg
                                   -------------------------------------------
                                   Its:   Vice President


                                ANN LURIE REVOCABLE TRUST, U/T/A 12/22/89



                                By:  /s/ Ann Lurie
                                   -------------------------------------------
                                   Its:   Trustee


                                EGIL INVESTMENTS, INC., AN ILLINOIS CORPORATION


                                By:  /s/ Mark Slezak
                                   -------------------------------------------
                                   Its:   Vice President


                                ANDA PARTNERSHIP, A NEVADA GENERAL
                                PARTNERSHIP


                                By:  Ann Only Trust, a general partner


                                By:  /s/ Ann Lurie
                                   -------------------------------------------
                                   Its:   Co-Trustee

                                LFT PARTNERSHIP, AN ILLINOIS GENERAL PARTNERSHIP


                                By:  Jesse Trust, a general partner

                                By: /s/ Ann Lurie
                                    -------------------------------------------
                                    Its:  Trustee



                                /s/ Samuel Zell
                                -----------------------------------------------
                                Samuel Zell



                                /s/ Ann Lurie
                                -----------------------------------------------
                                Ann Lurie



                                /s/ Sheli Z. Rosenberg
                                -----------------------------------------------
                                Sheli Z. Rosenberg



                                /s/ Arthur A. Greenberg
                                -----------------------------------------------
                                Arthur A. Greenberg



                                /s/ Mark Slezak
                                -----------------------------------------------
                                Mark Slezak

                            JOINT FILING AGREEMENT


      AGREEMENT dated as February 17, 1998 among Samuel Zell Revocable Trust u/t/a 1/17/90; Samstock, L.L.C., a Delaware limited liability company; Samstock/SZRT, L.L.C., a Delaware limited liability company; Samstock/ZGPI, L.L.C., a Delaware limited liability company; Samstock/ZFT, L.L.C., a Delaware limited liability company; EGI Holdings, Inc., an Illinois corporation; Ann Lurie Revocable Trust u/t/a 12/22/89; EGIL Investments, Inc., an Illinois corporation; Anda Partnership, a Nevada general partnership; LFT Partnership, an Illinois general partnership; Samuel Zell; Ann Lurie; Sheli Z. Rosenberg; Arthur A. Greenberg; and Mark Slezak (collectively the "Reporting Persons").


           WHEREAS, the Reporting Persons beneficially own or have the right to acquire shares of common stock $0.1 par value, of Manufactured Home Communities, Inc., a Maryland corporation;

           WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Act"); and

           WHEREAS, each of the parties hereto desire by this Agreement to provide for the joint filing of a Schedule 13G, and all amendments thereto, with the Securities and Exchange Commission.

           NOW, THEREFORE, the parties hereto agree as follows:


      1. The parties hereto will join in the preparation and filing of a single statement containing the information required by Schedule 13G, and all amendments thereto, and the Schedule 13G and all such amendments will be filed on behalf of each party hereto;

      2. Each party hereto will be responsible for the timely filing of the Schedule 13G, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein.
           No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the Schedule 13G or any amendment thereto, except to the extent such party knows or has reason to believe that such information is inaccurate.

      3. Susan Obuchowski will be designated as the person authorized to receive notices and communications with respect to the Schedule 13G and all amendments thereto.

      4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                SAMUEL ZELL REVOCABLE TRUST U/T/A
                                1/17/90



                                By:  /s/ Samuel Zell
                                     -------------------------------------
                                     Its:  Trustee




                                SAMSTOCK, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY



                                By:  /s/ Sheli Z. Rosenberg
                                     -------------------------------------
                                     Its:  Vice President


                                SAMSTOCK/SZRT, L.L.C., A DELAWARE LIMITED
                                LIABILITY



                                By:  /s/ Sheli Z. Rosenberg
                                     -------------------------------------
                                     Its:  Vice President


                                SAMSTOCK/ZGPI, L.L.C., A DELAWARE LIMITED
                                LIABILITY


                                By:  /s/ Sheli Z. Rosenberg
                                     -------------------------------------
                                     Its:  Vice President

                                SAMSTOCK/ZFT, L.L.C., A DELAWARE LIMITED
                                LIABILITY


                                By:  /s/ Sheli Z. Rosenberg
                                     ------------------------------------------
                                     Its:  Vice President



                                EGI HOLDINGS, INC., AN ILLINOIS CORPORATION


                                By:  /s/ Sheli Z. Rosenberg
                                     ------------------------------------------
                                     Its:  Vice President



                                ANN LURIE REVOCABLE TRUST, U/T/A 12/22/89


                                By:  /s/ Ann Lurie
                                     ------------------------------------------
                                     Its:  Trustee



                                EGIL INVESTMENTS, INC., AN ILLINOIS CORPORATION


                                By:  /s/ Mark Slezak
                                     ------------------------------------------
                                     Its:  Vice President



                                ANDA PARTNERSHIP, A NEVADA GENERAL
                                PARTNERSHIP


                                By:  Ann Only Trust, a general partner

                                By:  /s/ Ann Lurie
                                     ------------------------------------------
                                     Its:  Co-Trustee

                                LFT PARTNERSHIP, AN ILLINOIS GENERAL PARTNERSHIP


                                By:  Jesse Trust, a general partner


                                By:  /s/ Ann Lurie
                                     ------------------------------------------
                                     Its:   Trustee



                                /s/ Samuel  Zell
                                -----------------------------------------------
                                Samuel Zell



                                /s/ Ann Lurie
                                -----------------------------------------------
                                Ann Lurie



                                /s/ Sheli Z. Rosenberg
                                -----------------------------------------------
                                Sheli Z. Rosenberg



                                /s/ Arthur A. Greenberg
                                -----------------------------------------------
                                Arthur A. Greenberg



                                /s/ Mark Slezak
                                -----------------------------------------------
                                Mark Slezak